UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2015

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Option Agreement

On October 14, 2015, Sorrento Therapeutics, Inc. (the “Company”) entered into an option agreement with Cambridge Equities, LP (“Cambridge”) pursuant to which the Company granted to Cambridge an unconditional, irrevocable option (the “Option”) to purchase up to 2,000,000 shares of NantKwest, Inc. common stock owned by the Company at a price of $15.295 per share. The Option is exercisable for the period beginning on January 1, 2016 and ending March 31, 2016.

The foregoing summary is qualified in its entirety by reference to the Option Agreement, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Item 8.01 Other Items.

Letter Agreement

Pursuant to a limited liability company agreement dated as of July 2, 2015 for NantCancerStemCell, LLC (“NantCancerStemCell”) by and between the Company and NantBioScience, Inc. (“NantBioScience”), the Company agreed to make capital contributions to NantCancerStemCell equal to $40 million in the aggregate (and NantBioScience agreed to make capital contributions to NantCancerStemCell equal to $60 million in the aggregate). Pursuant to a letter agreement executed on October 14, 2015 (the “October Letter”), the Company and NantBioScience agreed that the Company would be relieved of its obligation to make the final $20 million capital contribution to NantCancerStemCell and the Company’s percentage interest in NantCancerStemCell would be reduced to 20% and NantBioScience’s percentage interest in NantCancerStemCell would be increased to 80%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2015

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name: Henry Ji
Title: President and Chief Executive Officer